Exhibit 99.1
                                                  Contact:
                                                  Craig Dunham
                                                  Dynasil Corporation
                                                   of America
                                                  Phone: (856) 767-4600
                                                  Email: cdunham@Dynasil.com


Dynasil Announces First Quarter Fiscal Year 2005 Results


WEST BERLIN, N.J.-January 24, 2005--Dynasil Corporation of America (OTCBB: DYSL), fabricator of optical blanks from synthetic fused silica, fused quartz, and other optical materials for the semi-conductor, laser, space and optical components industries, announced results of operations for the 1st quarter ended December 31, 2004. Revenues for the quarter ended December 31, 2004 were $781,186, an increase of 25% over revenues of $622,494 for the quarter ended December 31, 2003. The net profit for the quarter ended December 31, 2004 was $6,074, or less than $.01 per share, compared with a net loss of $26,036, or a negative $.01 per share, for the quarter ended December 31, 2003.

"Order entry for the quarter was up 48% over the first quarter of fiscal year 2004 and we continue to focus on our strategy of profitable growth from our optical materials business and by pursuing acquisitions," said Craig T. Dunham, who was named President and CEO of Dynasil Corporation effective October 1, 2004. "We believe that the revenue increases are coming from improved economic conditions in our markets combined with proactive sales and marketing efforts that include offering new optical materials and pursuing new business. During the quarter, we also completed Dynasil's leadership transition. The expenses from that transition reduced quarter profits by $32,400 and without those expenses, earnings per share would have been $0.01 per share. We also believe that, if consummated, our previously announced acquisition of Optometrics LLC will double our revenues and significantly enhance profitability. The closing date for the Optometrics acquisition is currently scheduled for February 17, 2005. I am very pleased that Dynasil delivered its first profitable quarter in several years and with our progress on the Optometrics acquisition", added Mr. Dunham.

About Dynasil: Founded in 1960, Dynasil Corporation of America is a fabricator of optical blanks from synthetic fused silica, fused quartz and other optical materials. For over four decades, Dynasil has provided high quality synthetic fused silica and fused quartz products to customers for a wide and ever increasing range of applications.

This news release may contain forward-looking statements usually containing the words "believe," "expect," or similar expressions.
These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act. Future results of operations, projections, and expectations, which may relate to this release, involve certain risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the factors detailed in the Company's Annual Report or Form 10-KSB and in the Company's other Securities and Exchange Commission filings, continuation of existing market conditions and demand for our products.



Dynasil Corporation of America and
Subsidiaries
Consolidated Balance Sheets
 (Unaudited)




                                      December 31   September 30
                                         2004          2004
                                      ---------     ---------
              ASSETS

Current assets
   Cash and cash equivalents           $136,584      $254,908
   Accounts receivable                  444,507       309,276
   Inventories                          410,345       369,813
   Prepaid expenses and other
    current assets                       22,271        16,656
                                      ---------     ---------
      Total current assets            1,013,707       950,653

Property, plant and equipment, net      403,021       419,718

Other assets                              2,469         3,321
                                      ---------     ---------
      Total Assets                   $1,419,197    $1,373,692
                                      =========     =========

  LIABILITIES AND STOCKHOLDERS'
              EQUITY

Current liabilities
   Current portion of long-term
     debt                              $120,000      $120,000
   Accounts payable                     218,685       184,214
   Accrued expenses and other
    current liabilities                 120,200       114,959
                                      ---------     ---------
      Total current liabilities         458,885       419,173

Long-term debt, net                     458,889       488,889

Stockholders' Equity                    501,423       465,630
                                      ---------     ---------
Total Liabilities and
Stockholders' Equity                 $1,419,197    $1,373,692
                                      =========     =========






Dynasil Corporation of America
and Subsidiaries
Consolidated Statement Of
Operations
 (Unaudited)



                                           Three months ended
                                              December 31
                                             2004      2003
Revenues                                   $781,186  $622,494

Cost of Revenues                            580,689   462,548
                                           --------  --------
Gross Profit                                200,497   159,946

Selling, general and                        186,720   178,581
administrative
                                           --------  --------
Income (loss)  from operations               13,777  (18,635)

Interest expense - net                      (7,703)   (7,401)
                                           --------  --------
Income (loss) before
provision for income taxes                   6,074   (26,036)

Income taxes                                  - 0 -    - 0 -
                                           --------  --------
Net income (loss)                           $6,074   ($26,036)
                                           ========  ========

Basic net loss per common share               $0.00   ($0.01)

Diluted net loss per common                   $0.00   ($0.01)
share